SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ATLANTICUS HOLDINGS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 11, 2025

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2025 Annual Meeting of Shareholders of Atlanticus Holdings Corporation, which will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, on Thursday, May 8, 2025, commencing at 9:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna
Executive Chairman of the Board of Directors

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

Notice of Annual Meeting of Shareholders

to be held on Thursday, May 8, 2025

Notice is hereby given that the Annual Meeting of Shareholders of Atlanticus Holdings Corporation, a Georgia corporation, will be held on Thursday, May 8, 2025, at 9:00 a.m., local time, at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328 for the following purposes:

1.	To elect seven directors for terms expiring at the 2026 Annual Meeting of Shareholders;
2.	To conduct an advisory vote to approve the compensation of the named executive officers (the “say-on-pay” vote);
3.	To conduct an advisory vote on the frequency of future say-on-pay votes; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2025 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328. The shareholder list also will be available for inspection by any shareholder at the time and place of the Annual Meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rosalind T. Drakeford
Secretary

Atlanta, Georgia

April 11, 2025

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

(770) 828-2000

Proxy Statement

Annual Meeting of Shareholders

to be held on Thursday, May 8, 2025

General Information

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors of Atlanticus Holdings Corporation, a Georgia corporation, for use at our 2025 Annual Meeting of Shareholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, at 9:00 a.m., local time, on Thursday, May 8, 2025. You may obtain directions to the location of the Annual Meeting by visiting www.atlanticus.com/2025AnnualMeeting or by contacting us at the address or telephone number listed above.

As used in this Proxy Statement, the terms “Atlanticus,” the “company,” “we,” “us,” and “our” refer to Atlanticus Holdings Corporation. The term “Common Stock” means shares of our common stock, no par value. The term “Board” refers to Atlanticus’ Board of Directors.

This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 15, 2025. A copy of the 2024 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 8, 2025:

This Proxy Statement and the 2024 Annual Report to Shareholders are available at www.atlanticus.com/2025AnnualMeeting.

Voting Rights

Atlanticus’ Common Stock is the only class of securities outstanding that is entitled to vote at the Annual Meeting. The close of business on March 14, 2025 has been fixed as the record date for the determination of our shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, we had outstanding 15,113,071 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders. There are no cumulative voting rights in the election of directors.

Quorum

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares of Common Stock entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

●

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are considered, with respect to those shares, the “shareholder of record.”  As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

●

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. E.T. on May 7, 2025 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted.

Voting Requirements

At the Annual Meeting, shareholders will consider and act upon (1) the election of seven directors for terms expiring at the 2026 Annual Meeting of Shareholders, (2) an advisory vote to approve the compensation of the named executive officers (the “say-on-pay” vote), (3) an advisory vote on the frequency of future say-on-pay votes, and (4) such other business as may properly come before the Annual Meeting.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board, and all nominees are current directors. The election of directors requires a plurality of the votes cast, and the seven nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

With regard to Proposal Two (Say-on-Pay Vote), votes may be cast for or against the proposal, or shareholders may abstain from voting on the proposal. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal Two. The vote on Proposal Two is a non-binding advisory vote.

With regard to Proposal Three (Frequency of Future Say-on-Pay Votes), votes may be cast for every year, every two years or every three years, or shareholders may abstain from voting on the proposal. The frequency alternative of Proposal Three requires the affirmative vote of a majority of the votes cast on the matter. If none of the frequency alternatives receives a majority of votes cast, the Board will consider the frequency that receives the highest number of votes to be the frequency that has been selected by Atlanticus’ shareholders. Abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal Three. The vote on Proposal Three is a non-binding advisory vote.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting “FOR ALL NOMINEES” listed in Proposal One, “FOR” Proposal Two, for “EVERY THREE YEARS” on Proposal Three and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Proxy Solicitation on Behalf of the Board and Costs of Proxy Solicitation

Your proxy is being solicited on behalf of the Board. Atlanticus will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies the Board is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of Atlanticus, in person or by telephone, e-mail or electronic transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. Atlanticus also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

Proposal One:

Election of Directors

Action will be taken at the Annual Meeting for the election of seven directors. All of the nominees listed below are currently serving as directors and are standing for re-election. Each director elected at the Annual Meeting will serve until the 2026 Annual Meeting or until his or her successor is elected and qualified. Proxies can be voted for only seven nominees.

The Board has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age as of the record date, principal occupation for the last five years, selected biographical information and period of service as a director of Atlanticus of the nominees for election as directors are set forth below.

Nominees for Director

David G. Hanna, age 60. Mr. Hanna has chaired the Board since our initial public offering in 1999. He has served as Executive Chairman of Atlanticus since March 2021 and previously served as Chief Executive Officer of Atlanticus from its formation in 1996 until March 2021. Mr. Hanna has been in the consumer credit industry for over 35 years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an administrative services firm, and since 2006, as President of Hanna Capital, LLC, an investment firm. Mr. Hanna’s role as a founder of Atlanticus provides the Board with considerable institutional knowledge and an important long-term perspective on the company and our industry as a whole.

Denise M. Harrod, age 65. Ms. Harrod became a director in 2021. She has more than 34 years’ experience in government, regulatory, and international affairs; financial operations; communication; and diversity and inclusion. Since 2014, she has been an independent management consultant, advising financial services, energy services and commodity trading companies. Ms. Harrod has been recognized as a trailblazer in public policy and diversity and inclusion by various government, legislative, civic, and community organizations. She serves on the Children’s Healthcare of Atlanta Public Affairs Board and the Business Board of Advisors of various national policy, healthcare and community organizations. She holds a bachelor’s degree from The Pennsylvania State University. Ms. Harrod’s business and consulting experience provides the Board with insight into government and regulatory affairs, financial operations, strategic communications, diversity and inclusion and employee wellness.

Jeffrey A. Howard, age 55. Mr. Howard became a director in 2014. He has served as Atlanticus’ Chief Executive Officer since March 2021 and as Atlanticus’ President since April 2014. Mr. Howard joined our subsidiary Atlanticus Services Corporation in 2001 and has served as Executive Managing Director of that subsidiary since 2010 and as Director of Corporate Development since 2001. His 24 years with Atlanticus provide the Board with an intimate understanding of the company’s operations and insightful institutional knowledge. In addition to his 24 years of experience in the consumer finance industry, Mr. Howard has significant experience in corporate development and mergers and acquisitions. This experience provides the Board with valuable insight into our industry and business strategy.

Deal W. Hudson, age 75. Dr. Hudson became a director in 2002. Since 2004, Dr. Hudson has been President of the Morley Institute, a religious and educational think tank, in Washington, D.C. From 1995 to 2010, he also was President of the Morley Publishing Group, a religious publishing company. Dr. Hudson’s leadership experience in the not-for-profit sector provides the Board with important insight in the areas of corporate responsibility and community affairs. Dr. Hudson helps the Board incorporate these considerations into its decision-making process.

Dennis H. James, Jr., age 54. Mr. James became a director in 2022. He has served as Chief Executive Officer of ScoresMatter, Inc., a digital marketing firm, since May 2015. From 2007 to 2015, he served as Chief Executive Officer of International Media Technologies, LLC, an online media and lead generation business. Earlier in his career, Mr. James worked for seven years in the corporate and investment banking division and the structured finance group of Truist Financial Corporation (formerly SunTrust Banks, Inc.), a bank holding company. He holds a bachelor’s degree from the Georgia Institute of Technology and earned his M.B.A. from the Wharton School of the University of Pennsylvania. Mr. James serves as an Advisory Board Member of the Scheller College of Business of the Georgia Institute of Technology. Mr. James’ executive experience and experience managing audits provides the Board and Audit Committee with insight in the areas of finance, financial reporting, accounting, corporate development, strategy, corporate governance and risk management.

Joann G. Jones, age 61. Ms. Jones became a director in 2021. She has served as a partner of BakerHostetler, one of the nation’s largest law firms, since June 2015 and as Atlanta Office Managing Partner of the firm since 2016. From 2007 to 2015, Ms. Jones was the Atlanta Office Managing Partner of McKenna Long & Aldridge (now Dentons), a large international law firm. Ms. Jones’s legal practice focuses on real estate development and finance. She has more than 35 years’ experience in commercial real estate including assemblage, development, financing, leasing, and monetizing of real property assets. Ms. Jones is active in her community, serving in leadership positions in a number of organizations. She holds a bachelor’s degree from Chestnut Hill College and earned her J.D. from the University of Virginia School of Law. Ms. Jones’ experience as a large law firm leader provides the Board with strategic insight in the areas of legal and regulatory affairs, community affairs, finance, human capital management and consumer experience.

Mack F. Mattingly, age 94. Senator Mattingly became a director in 1999. He was elected to the United States Senate from the State of Georgia and served from 1981 until 1987. While in the Senate, he was Chairman of the Military Construction Appropriations Subcommittee, the Legislative Branch Subcommittee and the Congressional Operations and Oversight Subcommittee, as well as a member of the Appropriations Committee, the Banking and Housing Committee, the Governmental Affairs Committee and the Joint Economic Committee. In 1987, President Ronald Reagan appointed him Assistant Secretary General for Defense Support for NATO in Brussels, Belgium. In 1988, he received the Secretary of Defense Medal for Outstanding Public Service. In 1992, President George H. W. Bush appointed him Ambassador to the Republic of the Seychelles. Prior to serving in the Senate, Senator Mattingly worked 20 years for the IBM Corporation and served four years in the United States Air Force. Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author. Senator Mattingly’s experience in business and government provides the Board with valuable insight in the areas of governmental, regulatory and community affairs.

The Board recommends a vote “FOR ALL NOMINEES”

listed in Proposal One for election to the Board.

Proposal Two:
Advisory Vote to Approve the Compensation of
Named Executive Officers (“Say-on-Pay”)

Proposed Advisory Resolution of Shareholders

At the Annual Meeting, shareholders will be given the opportunity to vote on the following advisory resolution:

RESOLVED, that the shareholders of Atlanticus Holdings Corporation hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.

References in this Proxy Statement to “named executive officers” refer to David G. Hanna, Jeffrey A. Howard and William R. McCamey. For information regarding the compensation of Atlanticus’ named executive officers, see “Executive and Director Compensation.”

Background on Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, shareholders are being given the opportunity to vote at the Annual Meeting on this advisory resolution regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”). Our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success, and to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. We seek to align closely the interests of our named executive officers with the interests of our shareholders, and our Compensation Committee regularly reviews named executive officer compensation to ensure such compensation is consistent with our goals.

At our 2019 Annual Meeting of Shareholders, our shareholders voted to hold a shareholder advisory vote to approve the compensation of the company’s named executive officers every three years. Accordingly, we presently hold say-on-pay votes every three years. Pursuant to Proposal Three, shareholders will be given the opportunity to vote on the frequency of future say-on-pay votes. The Board will consider the outcome of the vote on Proposal Three along with other factors when making its decision about the frequency of future say-on-pay votes.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee and the Board will consider the outcome of the vote when making future executive compensation decisions.

The Board recommends a vote “FOR” approval of the resolution set forth above regarding the compensation of our named executive officers.

PROPOSAL THREE:
ADVISORY VOTE ON FREQUENCY OF
FUTURE SAY-ON-PAY ADVISORY VOTES

Shareholder Advisory Vote

At the Annual Meeting, shareholders will be given the opportunity to vote on whether they prefer to have future “say-on-pay” votes occur:

●	every year;
●	every two years; or
●	every three years.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, shareholders are being given the opportunity to vote at the Annual Meeting on say-on-pay, which is an advisory resolution regarding the compensation of our named executive officers. See Proposal Two above in this Proxy Statement. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, shareholders be given the opportunity to vote on the advisory proposal set forth immediately above regarding the frequency of future say-on-pay votes.

Shareholders may vote to recommend that future “say-on-pay” votes be held every year, every two years or every three years. The Board currently believes that future say-on-pay votes should occur every three years. There are advantages and disadvantages associated with each of the frequencies permitted under the Dodd-Frank Act and applicable SEC rules. The Board believes that holding a say-on-pay vote every three years offers the closest alignment with Atlanticus’ approach to executive compensation and its underlying philosophy that seeks to enhance the long-term growth of Atlanticus and to attract, retain and motivate our executive officers over the long term. The Board believes a three-year cycle for the advisory vote on executive compensation will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with Atlanticus’ business and results of operations. It also will minimize the administrative, compliance and other corporate expenses associated with holding say-on-pay votes more frequently (e.g., every year or every two years).

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not be binding on the Board. Nonetheless, the Board will consider the outcome of the vote along with other factors when making its decision about the frequency of future say-on-pay votes.

The Board recommends that shareholders vote in favor of
holding future “say-on-pay” advisory votes “EVERY THREE YEARS.”

Executive Officers of Atlanticus

Our executive officers are elected annually and serve at the pleasure of the Board. The following sets forth the name, age as of the record date, position(s) with Atlanticus and selected biographical information for our executive officers. The biographies of Messrs. Hanna and Howard are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
David G. Hanna	60	Executive Chairman of the Board
Jeffrey A. Howard	55	President, Chief Executive Officer and Director
William R. McCamey	55	Chief Financial Officer

William R. McCamey, Chief Financial Officer. Mr. McCamey became Chief Financial Officer in January 2014; he served as Treasurer from the time he joined Atlanticus in 2004 to 2015. Mr. McCamey has over 31 years’ experience in capital markets and finance.

Corporate Governance

We have established corporate governance practices designed to serve the best interests of Atlanticus and our shareholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our current Code of Business Conduct and Ethics and charters for the standing committees of the Board are available on our corporate website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.”

Set forth below is information regarding the meetings of the Board during 2024, a description of the Board’s standing committees and information about our corporate governance policies and procedures.

Committees and Meetings of the Board

Board Composition. The size of our Board is currently fixed at seven directors. The current members of the Board are David G. Hanna, Denise M. Harrod, Jeffrey A. Howard, Deal W. Hudson, Dennis H. James, Jr., Joann G. Jones and Mack F. Mattingly. The Board has determined that the following directors are independent in accordance with the Nasdaq and SEC rules governing director independence: Denise M. Harrod, Deal W. Hudson, Dennis H. James, Jr., Joann G. Jones and Mack F. Mattingly.

Meetings of the Board. During fiscal year 2024, the Board met four times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees. Our Board currently has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Social Impact Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board has determined that each director serving on the Audit, Compensation, and Nominating and Corporate Governance committees is an independent director.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. The Audit Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” Under the charter, the committee’s principal responsibilities include oversight of the effectiveness of our accounting, auditing and financial reporting processes; the integrity of our financial statements; the effectiveness of our internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and the appointment, compensation and evaluation of the qualifications and independence of our independent registered public accounting firm.

The Audit Committee met five times during 2024. The current members of the Audit Committee are Dennis H. James, Jr. (Chair), Joann G. Jones and Mack F. Mattingly. The Board has determined that Mr. James is an “audit committee financial expert,” as that term is defined in SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring our corporate governance policies. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and company practices; and overseeing performance reviews of the Board as a whole, its committees and the individual directors.

With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process. For more information, see “—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Shareholders.” Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors. Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis. However, in evaluating candidates, there are factors that the committee generally views as relevant and is likely to consider. Some of these factors include the candidates’:

●	integrity and reputation;
●	professional experience, particularly experience that is germane to our business, such as credit services, risk management, legal, human resources, finance, marketing, and regulatory experience;
●	ability to qualify as an “audit committee financial expert” (as defined in SEC rules);
●	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that we face;
●	contribution to diversity on the Board;
●	ability to work collegially with others;
●	availability and the ability to attend meetings in person; and
●	current membership on our Board due to the fact that the Board values continuity (but not entrenchment).

The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors. Similarly, the committee does not expect to see all of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. The committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the company and the interest of its shareholders.

The Nominating and Corporate Governance Committee met two times during 2024. The current members of the Nominating and Corporate Governance Committee are Deal W. Hudson (Chair), Denise M. Harrod and Dennis H. James, Jr.

Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors. The Compensation Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” Under the charter, the committee’s principal responsibilities include determining our compensation philosophy; evaluating our Chief Executive Officer’s performance and determining his compensation; determining and approving the compensation of all other executive officers; reviewing and approving director compensation; administering our incentive compensation plans and equity-based plans; reviewing and approving employment agreements and severance arrangements for our executive officers; reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking; reviewing and recommending the frequency of say-on-pay votes; and reporting regularly to the Board.

The Compensation Committee met four times during 2024. The current members of the Compensation Committee are Joann G. Jones (Chair), Deal W. Hudson and Mack F. Mattingly. For more information on the Compensation Committee, see “—Corporate Governance Policies—Consideration and Determination of Executive and Director Compensation.”

Social Impact Committee. The Social Impact Committee (i) provides guidance to the company’s management and Board on matters relating to the identification, evaluation and monitoring of corporate citizenship, social and political trends, and related issues and concerns; (ii) oversees and provides advice on company social responsibility or other public policy initiatives, policies and practices to enhance its alignment with, and promote the achievement of, the company’s strategy in a manner consistent with its values; and (iii) advises the Board and management on significant public policy issues that are pertinent to the company and its stakeholders. The Social Impact Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.”

The current members of the Social Impact Committee are Denise M. Harrod (Chair), Jeffrey A. Howard and Deal W. Hudson.

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional information about our corporate governance policies and procedures is set forth below:

Code of Ethics. Our Code of Business Conduct and Ethics, which we refer to as the “Code of Ethics,” applies to all of our directors, executive officers and employees. The Code of Ethics is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, on our website within four business days following such amendment or waiver.

Risk Management. Atlanticus’ management is responsible for day-to-day risk management of the company. Management reports to the Board on the material risks the company faces when management determines that the company’s risk profile materially changes. The Board uses management’s reports to evaluate the company’s exposure to risks in light of the company’s business plan and growth strategies. The Board primarily focuses on risks in the areas of operations, liquidity, regulatory changes and compliance, which the Board believes are the areas most likely to have a potential impact on the company in a material way.

Our management team, including our Chief Information Officer, is responsible for assessing and managing our material risks from cybersecurity threats and for our overall cybersecurity risk management program on a day-to-day basis, and supervises both our internal cybersecurity personnel and the relationship with our retained external cybersecurity consultants.

The Audit Committee receives updates from our Chief Information Officer on our cybersecurity risks on a periodic basis or more frequently if needed, and reviews metrics about cyber threat response preparedness, program maturity milestones, risk mitigation status, third party service providers and the current and emerging threat landscape. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity threats or incidents, as well as any incidents with lesser impact potential.

The Audit Committee reports to our Board regarding its activities, including those related to key cybersecurity risks, mitigation strategies and ongoing developments, on a periodic basis or more frequently as needed. The Board also receives updates from our Chief Information Officer on our cyber risk management program and other matters relating to our data privacy and cybersecurity approach, including risk mitigations to bolster and enhance our data protection and data governance framework. Members of our Board receive presentations that include cybersecurity topics and the management of key cybersecurity risks from our Chief Information Officer as part of the continuing education of our Board on topics that impact public companies.

Executive Sessions of Independent Directors. The Board has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The Board believes that executive sessions foster open and frank communication among the independent directors, ultimately adding to the effectiveness of the Board, as a whole.

Consideration and Determination of Executive and Director Compensation. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek formally to benchmark the compensation of our executive officers against compensation paid by other companies to their executives.

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

●	evaluating employee performance;

●	preparing information for Compensation Committee meetings;

●	establishing business performance targets and objectives;

●	providing background information regarding Atlanticus’ strategic objectives; and

●	recommending salary levels and equity awards.

From time to time, the Compensation Committee invites members of management, including Mr. Hanna and Mr. Howard, to attend all or a portion of its meetings. Typically, Mr. Hanna and/or Mr. Howard review the performance of senior management and make recommendations on compensation levels. In addition, these officers answer questions posed by the committee.

In the past, the Compensation Committee has authorized Mr. Hanna to negotiate employment agreements with executive officers (other than himself). The negotiated employment agreements are subject to review and approval by the Compensation Committee. Also, the Compensation Committee may delegate to one or more officers of Atlanticus all or part of its authority and duties with respect to equity awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Compensation Committee annually reviews and approves compensation for our independent directors. Generally, the Compensation Committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our Board. In determining director compensation, the Compensation Committee considers the legal responsibilities that directors owe Atlanticus and its shareholders in connection with their service on the Board and committees of the Board, and the risks to directors associated with their service.

Risk Management related to Compensation Policies and Practices. We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Atlanticus. The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals. For example, while cash bonuses are based on annual performance, our equity awards typically vest over a number of years, encouraging our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Recovery Policies. We have “clawback” policies providing for the adjustment or recovery of compensation in certain circumstances. Our Clawback Policy is applicable to executive officers, was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024, is structured to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and became effective on October 2, 2023. Under this policy, if we are required to restate our financial statements, we are generally required to recover reasonably promptly from any current or former executive officer any incentive-based compensation that would not have been paid but for the incorrect financial statements. The recovery requirement applies to incentive-based compensation received during the three fiscal years preceding the restatement. Incentive-based compensation is any compensation that is granted, earned or vested, based on the achievement of a financial reporting measure.

In addition to the Clawback Policy, we adopted the Executive Compensation and Adjustment and Recovery Policy in 2007. Under that policy, the Board or a committee thereof will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek the return of appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Hedging. Our executive officers and directors are prohibited from conducting any short sales of Atlanticus Common Stock. Other than this prohibition, we do not have any policies regarding hedging the economic risk of equity ownership applicable to our employees, including officers, or directors.

Insider Trading Policy. The Board has adopted the Atlanticus Holdings Corporation Policy Statement Regarding Securities Trading, an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules, and regulations and any applicable Nasdaq listing standards. It is also the policy of Atlanticus to comply with all applicable securities laws in transacting in our own securities.

Committee Authority to Retain Independent Advisors. Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by Atlanticus.

Board Leadership Structure. David G. Hanna serves as the Executive Chairman of our Board and prior to March 2021, served as our Chief Executive Officer. In connection with Mr. Hanna’s transition to the Executive Chairman role, the Board appointed Mr. Howard as Chief Executive Officer, which is our principal executive officer position. The Board believes that Mr. Hanna is best situated to chair the Board given his history with Atlanticus, his deep knowledge of our business and his extensive experience in the consumer credit industry. Our five independent directors bring experience, oversight and expertise from outside our company and industry. The Board believes its leadership structure promotes strategy development and execution while facilitating effective, timely communication between management and the Board and is optimal for effective corporate governance.

Whistleblower Procedures. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans. We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings. It is the policy of Atlanticus and our Board that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts. All seven of our directors attended our 2024 Annual Meeting of Shareholders.

Process for Shareholders to Send Communications to the Board. We encourage shareholder communication with the Board. Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of Atlanticus at our principal executive offices. Any communication should indicate that you are an Atlanticus shareholder and clearly specify whether it is intended to be delivered to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Shareholders. We welcome recommendations for director candidates from shareholders. In order to make a recommendation, a shareholder should submit the following information to the Nominating and Corporate Governance Committee of the Board:

●	a resume for the candidate detailing the candidate’s work experience and academic credentials;
●

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of Atlanticus;

●

the name of the recommending shareholder as it appears in our books, the number of shares of Common Stock that is owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (if the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

●	personal and professional references, including contact information; and
●	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Rosalind T. Drakeford, Secretary at our principal executive offices, who will forward it to the chairperson of the committee. The committee does not necessarily respond to shareholder recommendations.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of Atlanticus’ filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board is composed of three directors and operates under a written charter adopted by the Board, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for Atlanticus’ internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of Atlanticus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that the independent registered public accounting firm is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Atlanticus’ audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S., and the Audit Committee has reviewed and discussed the consolidated financial statements and the assessment of the effectiveness of Atlanticus’ internal control over financial reporting with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Atlanticus’ independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding that firm’s independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Atlanticus’ Annual Report on Form 10-K for the year ended December 31, 2024.

Dennis H. James, Jr., Chair

Joann G. Jones

Mack F. Mattingly

Auditor Matters

General

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We first engaged Deloitte on April 1, 2024 following approval of the Audit Committee, and it has served as our principal accounting firm since that date. A representative of Deloitte is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative also will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

Information Regarding Prior Independent Registered Public Accounting Firm

On April 1, 2024, we dismissed BDO USA, P.C. (“BDO”) as our independent registered public accounting firm and appointed Deloitte as our independent registered public accounting firm for our fiscal year ended December 31, 2024. The decision to dismiss BDO and appoint Deloitte was approved by the Audit Committee. A representative of BDO is not expected to be present at the Annual Meeting.

BDO’s reports on Atlanticus’ consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022 and the effectiveness of Atlanticus’ internal control over financial reporting did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the company’s fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through April 1, 2024, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) under the Exchange Act and the related instructions) between Atlanticus and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreements in connection with its report on Atlanticus’ consolidated financial statements for such years, and (ii) no “reportable events” (within the meaning of Item 304(a)(1)(v) of Regulation S-K), other than, as previously disclosed, a material weakness in Atlanticus’ internal control over financial reporting at June 30, 2023, March 31, 2023 and December 31, 2022. The material weakness related to the implementation of effective review controls and retention of sufficient documentary evidence to support the precision of review over the development of cash flow forecasts used in the calculation of the fair value estimate of loans, interest and fees receivable at fair value. The material weakness described above did not result in a misstatement to Atlanticus’ annual or interim consolidated financial statements. As of September 30, 2023, we had remediated the material weakness. This reportable event was discussed among the company’s management, the Audit Committee and BDO. BDO has been authorized by Atlanticus to respond fully to the inquiries of Deloitte, the successor independent registered public accounting firm, concerning this reportable event.

The company previously provided BDO with a copy of disclosures consistent with the information above. A letter dated April 4, 2024 from BDO stating its agreement with such statements is filed as Exhibit 16.1 to Atlanticus’ Current Report on Form 8-K filed with the SEC on April 5, 2024.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through April 1, 2024, neither Atlanticus nor anyone acting on its behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report nor oral advice was provided to Atlanticus that Deloitte concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Auditor Fees Paid for 2024

Audit Fees. The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting included in our annual report on Form 10-K, the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q and the delivery of comfort letters totaled $1,460,000 for the fiscal year ended December 31, 2024.

Audit-Related Fees. The aggregate fees billed by Deloitte related to assurance and similar services totaled $275,000 for the fiscal year ended December 31, 2024. These fees were principally related to audit work in connection with audits pertaining to certain of our subsidiaries and our 401(k) defined contribution plan, and agreed upon procedures as required by our lenders, securitization investors and trustees.

Tax Fees. There were no tax fees billed by Deloitte for the fiscal year ended December 31, 2024.

All Other Fees. All other fees billed by Deloitte totaled $1,895 for the fiscal year ended December 31, 2024. These fees were principally related to program and subscription services.

Pre-Approval Policies and Procedures

All audit-related and all other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor fee pre-approval policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis, and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Furthermore, the policy delegates pre-approval authority with respect to permitted services up to pre-established thresholds to the Audit Committee Chair.

Executive and Director Compensation

In this Proxy Statement, “named executive officers” (“NEOs”) refer to David G. Hanna, Jeffrey A. Howard and William R. McCamey.

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our NEOs. For each NEO’s existing stock ownership as of the record date, see “Security Ownership of Certain Beneficial Owners and Management.” Each of the NEOs has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of each NEO’s employment agreement, see “—NEO Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	All Other Compensation		Total

David G. Hanna	2024	$600,000	—	—	—	$1,718,288	(2)	$2,318,288
Executive Chairman of the	2023	$600,000	—	—	—	$1,544,841	(2)	$2,144,841
Board	2022	$600,000	—	—	—	$2,142,375	(2)	$2,742,375

Jeffrey A. Howard	2024	$850,000	$475,000	$477,025	—	$10,350	(3)	$1.812,375
President and Chief	2023	$850,000	$475,000	$715,006	—	$9,900	(3)	$2,049,906
Executive Officer	2022	$850,000	$475,000	$860,049	—	$4,575	(3)	$2,189,624

William R. McCamey	2024	$750,000	$332,000	$333,023	—	$10,350	(3)	$1,425,373
Chief Financial Officer	2023	$750,000	$332,000	$500,020	—	$9,900	(3)	$1,591,920
	2022	$750,000	$332,000	$460,039	—	$4,575	(3)	$1,546,614

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, amounts reflect the aggregate grant date fair value of each stock award, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value of each stock award was determined by reference to the closing price of the Common Stock on the grant date. For additional information, see Note 14 “Stock-Based Compensation” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 13, 2025.

(2)

Reflects (i) $1,707,938, $1,534,941 and $2,137,800 for 2024, 2023 and 2022, respectively, for the use by Mr. Hanna and members of his family of charter jet service for personal purposes and at our expense at an incremental cost to us, which is calculated based on the total flight costs charged by the charter companies, including cost per flight hour charge specified in the lease agreement, fuel surcharge, catering, international fees and federal excise tax and (ii) $10,350, $9,900 and $4,575 in 2024, 2023 and 2022, respectively, for matching contributions to the Atlanticus 401(k) Plan.

(3)	Reflects matching contributions to the Atlanticus 401(k) Plan.

The following table sets forth information concerning outstanding equity awards held by our NEOs at December 31, 2024.

Outstanding Equity Awards at December 31, 2024

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested

David G. Hanna	11/11/2020	1,000	(1)	—	—	$15.30	11/11/2025	—		—

Jeffrey A. Howard	11/11/2020	1,000	(1)	—	—	$15.30	11/11/2025	—		—
	3/14/2022	—		—	—	—	—	220	(2)	$12,272
	3/14/2022	—		—	—	—	—	6,217	(3)	$346,784
	3/13/2023	—		—	—	—	—	19,006	(4)	$1,060,155
	3/8/2024	—		—	—	—	—	15,513	(5)	$865,315

William R. McCamey	11/11/2020	1,000	(1)	—	—	$15.30	11/11/2025	—		—
	3/14/2022	—		—	—	—	—	220	(2)	$12,272
	3/14/2022	—		—	—	—	—	3,291	(3)	$183,572
	3/13/2023	—		—	—	—	—	13,291	(4)	$741,372
	3/8/2024	—		—	—	—	—	10,830	(5)	$604,097

(1)	This stock option award vested in three equal installments on November 11, 2021, November 11, 2022 and November 11, 2023.
(2)	This restricted stock award vests on March 14, 2027.
(3)	This restricted stock award vested on March 14, 2025.
(4)	This restricted stock award vests in two substantially equal installments on March 13, 2025 and March 13, 2026.
(5)	This restricted stock award vests in three equal installments on March 8, 2025, March 8, 2026 and March 8, 2027.

NEO Employment Agreements

David G. Hanna. Pursuant to the amended and restated employment agreement with David G. Hanna dated March 18, 2021, Mr. Hanna serves as Executive Chairman of Atlanticus and is entitled to receive an annual base salary of $600,000. No severance or other benefits will be paid by Atlanticus to Mr. Hanna upon his termination of employment. Mr. Hanna’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement).

Jeffrey A. Howard. Pursuant to the amended and restated employment agreement with Jeffrey A. Howard dated March 18, 2021, Mr. Howard serves as President and Chief Executive Officer of Atlanticus. Mr. Howard is entitled to receive an annual base salary of $850,000 and is eligible to receive bonus and equity compensation as determined by the Compensation Committee from time to time. No severance or other benefits will be paid by Atlanticus to Mr. Howard upon his termination of employment. Mr. Howard’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement). If Mr. Howard’s employment agreement is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” Mr. Howard’s outstanding equity awards shall vest immediately.

William R. McCamey. Pursuant to the employment agreement with William R. McCamey dated March 28, 2014, Mr. McCamey serves as Chief Financial Officer of Atlanticus. Mr. McCamey is entitled to receive an annual base salary of $450,000, which may be adjusted and is currently $750,000, and is eligible to receive bonus and equity compensation as determined by the Compensation Committee from time to time. No severance or other benefits will be paid by Atlanticus to Mr. McCamey upon his termination of employment. Mr. McCamey’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement). If Mr. McCamey’s employment agreement is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” Mr. McCamey’s outstanding equity awards shall vest immediately.

Director Compensation

During fiscal year 2024, we paid each of our independent directors an annual fee of $50,000 in cash for directorship services. In addition, independent directors received a cash fee of $3,000 for each Board meeting attended (including telephonic attendance) and $1,500 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board. For services in 2024, we paid additional cash fees of $25,000 to the Chair of each of the Audit Committee and Social Impact Committee and $10,000 to the Chair of each of the Nominating and Corporate Governance Committee and Compensation Committee. We expect these cash fees to remain the same for service during 2025, as set forth in Exhibit 10.8 to our Form 10-K filed with the SEC on March 13, 2025. For more on our independent directors, please see the “Corporate Governance” section of this Proxy Statement.

On January 2, 2025, each independent director serving at that time received an award of 1,150 shares of Common Stock. Each award vests in two equal annual installments and is subject to other terms and conditions imposed by the Fourth Amended and Restated 2014 Equity Incentive Plan (the “Fourth Amended 2014 Plan”) and the standard form of award agreement under such plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or its committees.

We do not currently provide our non-independent directors with any additional compensation, including equity grants, for their service on the Board, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2024.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation		Total
Denise M. Harrod	$96,000	$75,360	$30,000	(3)	$201,360
Deal W. Hudson	$87,000	$75,360	—		$162,360
Joann G. Jones	$85,500	$75,360	—		$160,860
Dennis H. James, Jr.	$94,500	$75,360	—		$169,860
Mack F. Mattingly	$75,500	$75,360	—		$150,860

(1)	As of December 31, 2024, our non-management directors held the following equity awards:

Name	Shares of Restricted Stock
Denise M. Harrod	3,150
Deal W. Hudson	3,150
Dennis H. James, Jr.	3,150
Joann G. Jones	3,150
Mack F. Mattingly	3,150

(2)

Reflects the aggregate grant date fair value of each stock award, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value was determined by reference to the closing price of the Common Stock on the grant date. For additional information, see Note 14 “Stock-Based Compensation” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 13, 2025.

(3)	Represents fees received for consulting services.

Compensation Committee Interlocks and Insider Participation

During 2024, Mr. Hudson, Ms. Jones and Mr. Mattingly served on the Compensation Committee. None of the members of the Compensation Committee was a current or former officer or employee of Atlanticus or any of our subsidiaries. There were no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement. None of the members of the Compensation Committee had any relationship requiring disclosure under “Related Party Transactions.”

Pay Versus Performance

Overview

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and the average of our other NEOs and certain of our financial performance measures. Compensation actually paid, as determined under SEC requirements, does not fully represent the actual final amount of compensation earned by, or paid to, our NEOs during the applicable years.

The Compensation Committee did not use the information displayed in the tables below, including the calculation of compensation actually paid, as a basis for making compensation decisions.

Pay Versus Performance Table

The table below sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2024, 2023 and 2022:

Year	Summary Compensation Table Total for PEO (a)	Compensation Actually Paid to PEO (b)	Average Summary Compensation Table total for Non-PEO NEOs (c)	Average Compensation Actually Paid to Non-PEO NEOs (d)	Atlanticus Total Shareholder Return (e)	Net Income ($thousands) (f)
2024	$1,812,375	$2,904,947	$1,871,831	$2,236,120	$78.21	$110,106
2023	$2,049,906	$2,594,009	$1,868,381	$2,045,970	$54.22	$101,954
2022	$2,189,624	$398,008	$2,144,495	$2,018,996	$36.74	$134,612

Column (a). Reflects compensation amounts reported in the Summary Compensation Table. For 2024, 2023 and 2022, the PEO was Jeffrey A. Howard.

Column (b). Reflects the respective amounts set forth in column (a) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (b) of the table above do not reflect the actual amount of compensation earned, realized, or received by the PEO during the applicable year, with a significant portion of the value subject to forfeiture in the event that the underlying vesting conditions with respect to the equity awards are not achieved.

Year	Summary Compensation Table Total for PEO	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to PEO
2024	$1,812,375	$477,025	$865,315	$435,330	$268,952	—	$2,904,947
2023	$2,049,906	$715,006	$1,102,443	$157,783	$(1,117)	—	$2,594,009
2022	$2,189,624	$860,049	$494,368	$(14,280)	$(1,411,655)	—	$398,008

Column (c). Reflects compensation amounts reported in the Summary Compensation Table. David G. Hanna and William R. McCamey are the non-PEO NEOs included in the average amounts shown.

Column (d). Reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned, realized, or received by the non-PEO NEOs during the applicable year, with a significant portion of the value subject to forfeiture in the event that the underlying vesting conditions with respect to the equity awards are not achieved.

Year	Summary Compensation Table Total for Non-PEO NEOs	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Non-PEO NEOs
2024	$1,871,831	$166,512	$302,049	$143,741	$85,011	—	$2,236,120
2023	$1,868,381	$250,010	$385,482	$42,411	$(294)	—	$2,045,970
2022	$2,144,495	$230,020	$132,219	$(14,280)	$(13,418)	—	$2,018,996

Column (e). For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of Atlanticus through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2021.

Column (f). Reflects Net Income in Atlanticus’ Consolidated Statements of Income included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2024, 2023 and 2022.

Relationship Between Compensation Actually Paid and Certain Financial Performance Measures

The following graphs illustrate the relationship between compensation actually paid to our PEO and other NEOs in 2024, 2023 and 2022 and certain financial performance measures.

Relationship Between Compensation Actually Paid and TSR

The following graph illustrates the relationship between compensation actually paid to our PEO and other NEOs, the cumulative total shareholder return (“TSR”) on $100 investing in Atlanticus’ Common Stock at the close of the market on December 31, 2021, with dividends reinvested on the date paid through December 31, 2024.

Relationship Between Compensation Actually Paid and Net Income

The following graph illustrates the relationship between compensation actually paid to our PEO and other NEOs and Atlanticus’ Net Income in 2024, 2023 and 2022.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

The Compensation Committee and senior management monitor Atlanticus’ equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, including stock options, the Compensation Committee’s practice is to approve them at its meeting in mid-March of each year following the filing of Atlanticus’ Form 10-K for the last fiscal year, as part of the annual compensation review. In addition, the Compensation Committee may make grants at other times during the year for new hires or for other reasons, including for job promotions and retention purposes. Given the Compensation Committee’s regular meeting schedule, the proximity of any awards to other significant corporate events is coincidental. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

During 2024, no stock option grants were made to any of our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.

Equity Compensation Plan Information

We maintain the Fourth Amended 2014 Plan, pursuant to which we may grant awards of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; (v) stock or cash-based incentive awards; (vi) other stock-based awards and (vii) dividend equivalents.

We also maintain the Atlanticus Holdings Corporation Second Amended and Restated Employee Stock Purchase Plan, which we refer to as the “Second Amended ESPP”, pursuant to which eligible employees can elect to have a certain amount of their annual wages withheld to purchase Atlanticus Common Stock. The amounts deducted and accumulated by each participant are used to purchase shares of Common Stock on or as promptly as practicable after the last trading day of the month. The price of stock purchased under the Second Amended ESPP is approximately 85% of the fair market value per share of our Common Stock on the last trading day of the month. Executive officers are not eligible to participate in the Second Amended ESPP.

The following table provides information about shares of Common Stock authorized for issuance under the Fourth Amended 2014 Plan as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	160,391	$31.30	2,006,461
Equity compensation plans not approved by security holders	—	—	—
Total	160,391		2,006,461

(1)	Does not include outstanding shares of previously awarded restricted stock.
(2)	Represents 1,963,602 shares available for future issuance under the Fourth Amended 2014 Plan and 42,859 shares available for future issuance under the Second Amended ESPP as of December 31, 2024.

Related Party Transactions

Transactions with Related Persons

In January 2013, HBR Capital, Ltd. (“HBR”), a company co-owned by David G. Hanna and his brother Frank J. Hanna, began leasing the services of certain employees from Atlanticus. HBR reimburses Atlanticus for the full cost of such employees, based on the amount of time devoted to HBR. For the years ended December 31, 2024 and December 31, 2023, HBR reimbursed Atlanticus $778,044 and $605,374, respectively, for compensation and benefits related to these leased employees.

In June 2007, we entered into a sublease for 1,000 square feet of excess office space at our Atlanta headquarters with HBR. Thereafter, we amended the sublease to reduce the subleased space to 600 square feet. We entered into a new lease for our Atlanta headquarters that commenced in June 2022. In connection with this new prime lease, we entered into a new sublease with HBR. The sublease rates per square foot were and continue to be the same as the rates that we pay under the prime leases. Under the sublease, HBR paid us $97,562 for both 2024 and 2023. The aggregate amount of payments required under the sublease from January 1, 2025 to the expiration of the sublease in May 2025 is $41,000.

Under a shareholders agreement into which we entered with certain shareholders, including David G. Hanna, Frank J. Hanna and certain trusts that were affiliates of the Hannas, following our initial public offering (i) if one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders that is a party to the agreement may elect to sell his shares to the purchaser on the same terms and conditions, and (ii) if shareholders that are a party to the agreement owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

On November 26, 2014, we and certain of our subsidiaries entered into a Loan and Security Agreement with Dove Ventures, LLC (“Dove”). The agreement provided for a senior secured term loan facility in an amount of up to $40.0 million at any time outstanding. The loans bore interest at the rate of 9.0% per annum, payable monthly in arrears. On December 27, 2019, we issued 400,000 shares of Series A Convertible Preferred Stock in exchange for full satisfaction of the $40.0 million that we owed Dove under the Loan and Security Agreement.

The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the rate of 6.0% per annum (cumulative, non-compounding), and such dividends are payable in preference to any dividends on our Common Stock. The Series A Convertible Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of Series A Convertible Preferred Stock at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends. At the request of holders of a majority of the shares of Series A Convertible Preferred Stock, we are required to offer to redeem all of the Series A Convertible Preferred Stock at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends, at the option of the holders thereof. Upon the election by the holders of a majority of the shares of Series A Convertible Preferred Stock, each share of the Series A Convertible Preferred Stock is convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of (a) $100 and (b) any accumulated and unpaid dividends on such share by (ii) an initial conversion price equal to $10 per share, subject to certain adjustment in certain circumstances to prevent dilution. Except for approval of adverse changes to the terms of the Series A Convertible Preferred Stock or in certain other events, the holders of Series A Convertible Preferred Stock have no voting rights except as required by law. From January 1, 2023 to March 31, 2025, Atlanticus paid Dove an aggregate of approximately $5.4 million in dividends on the Series A Convertible Preferred Stock.

Dove is a limited liability company owned by three trusts. David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts, and David G. Hanna and members of his immediate family are the beneficiaries of this trust. Frank J. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of the other two trusts, and Frank J. Hanna and members of his immediate family are the beneficiaries of these other two trusts.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our Board) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee’s charter, the Audit Committee must review and determine whether to approve in advance any proposed related party transaction. For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with the Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of Atlanticus, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected. Any transaction between Atlanticus and another party on terms that are reasonably believed to be at least as favorable as the terms that we otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of the Code of Ethics, provided that (i) with respect to the directors and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other employees, our General Counsel was given prior notice of such transaction. The rules in the Code of Ethics regarding conflicts of interest not only apply to all of our employees, officers and directors, but also to immediate family members and certain business associates of our employees, officers and directors.

There were no transactions that were required to be reported under “—Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the record date. The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our directors, (3) each of our NEOs and (4) all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise or conversion of Series A Convertible Preferred Stock, options, warrants or other purchase rights. Shares of Common Stock subject to Series A Convertible Preferred Stock, options, warrants or other purchase rights that are currently exercisable or are exercisable within 60 days of the record date (including shares subject to restrictions that lapse within 60 days of the record date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such Series A Convertible Preferred Stock, options, warrants or other purchase rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. For these reasons, the percentages shown in the following table total to more than 100%. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class

Five Percent Shareholders (other than directors and NEOs):
Kimberly M. Hanna(1)(2)	3,573,072	23.6%
Sally R. Hanna(1)(3)	3,898,072	25.8%
Frank J. Hanna(1)(4)	4,263,432	22.3%

Directors and NEOs:
David G. Hanna(1)(5)	8,162,504	42.7%
Denise M. Harrod(6)	6,450	*
Jeffrey A. Howard(7)	609,298	4.0%
Deal W. Hudson(6)	65,492	*
Dennis H. James, Jr.(8)	23,548	*
Joann G. Jones(6)	10,450	*
Mack F. Mattingly(6)	17,450	*
William R. McCamey(1)(9)	732,612	4.8%
Directors and executive officers as a group (8 persons)	9,627,804	50.4%

(1)     The address of the indicated holders is c/o Atlanticus Holdings Corporation, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328.

(2)     Includes 3,573,072 shares of Common Stock held by DKH Capital, LLC (“DKH”). The governing documents for DKH provide Kimberly M. Hanna with sole voting and dispositive power over the shares held by DKH. All of the shares of Common Stock held by DKH have been pledged to secure the loan referred to in footnotes (3) and (4). Excludes 3,598,072 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna to secure a loan to an entity controlled by Frank J. Hanna and members of Frank J. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(3)     Includes 3,898,072 shares of Common Stock held by FSH Capital, LLC (“FSH”). The governing documents for FSH provide Sally R. Hanna with sole voting and dispositive power over such shares. All of the shares of Common Stock held by FSH have been pledged to secure the loan referred to in footnotes (2) and (5). Excludes 3,273,072 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(4)     Includes (i) 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove and (ii) 263,432 shares of Common Stock held by Bravo One Company, Inc. (“Bravo One”) as trustee for Bravo Trust One. Frank J. Hanna shares voting and dispositive power over the 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove with his brother David G. Hanna. Bravo One is the trustee for Bravo Trust One. Frank J. Hanna is the President, Secretary and Treasurer and the sole owner of Bravo One. Excludes 3,273,072 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(5)     Includes (i) 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove, (ii) 3,573,072 shares of Common Stock held by DKH, (iii) 325,000 shares of Common Stock held by Bravo Two Company, Inc. (“Bravo Two”) as Trustee for Rainbow Trust Two Nevada (“Rainbow Trust”), (iv) 263,432 shares of Common Stock held directly by David G. Hanna and (v) 1,000 shares underlying a stock option that is currently exercisable or exercisable within 60 days of the record date. David G. Hanna shares voting and dispositive power over the 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove with his brother Frank J. Hanna. The governing documents for DKH provide Kimberly M. Hanna with sole voting and dispositive power over the shares held by DKH. Given David G. Hanna’s position as Executive Chairman of Atlanticus, shared voting and dispositive power for these shares of Common Stock is attributed to David G. Hanna and Kimberly M. Hanna. All of the shares of Common Stock held by DKH have been pledged to secure the loan referred to in footnotes (3) and (4). Bravo Two is the trustee for Rainbow Trust. David G. Hanna is the President, Secretary, and Treasurer and the sole owner of Bravo Two. Excludes 3,598,072 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna to secure a loan to an entity controlled by Frank J. Hanna and members of Frank J. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(6)     Includes 2,150 shares of restricted stock over which the holder has sole voting but no investment power.

(7)     Includes (i) stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 1,000 shares of Common Stock and (ii) 20,065 shares of restricted stock over which the holder has sole voting but no investment power.

(8)     Includes (i) 160 shares of Common Stock held in an individual retirement account, (ii) 660 shares of Common Stock held by his children and (iii) 2,150 shares of restricted stock over which the holder has sole voting but no investment power.

(9)     Includes (i) stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 1,000 shares of Common Stock, (ii) 14,086 shares of restricted stock over which the holder has sole voting but no investment power, (iii) 18,000 shares of Common Stock held by his spouse and (iv) 585,016 shares of Common Stock held by an LLC controlled by the reporting person.

Changes in Control

Except for the loans described in footnotes (2) and (3) under “—Beneficial Ownership Table,” there are no arrangements, known to Atlanticus, including any pledge by any person of securities of Atlanticus or any of its parents, the operation of which may at a subsequent date result in a change in control of Atlanticus.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Atlanticus. Based upon a review of reports filed with the SEC, we believe that during the 2024 fiscal year our insiders complied with all applicable filing requirements, except that Mr. Howard made a single late filing reporting the grant of one equity award, Mr. McCamey made a single late filing reporting the grant of one equity award and Mitchell C. Saunders, our Chief Accounting Officer, made a single late filing reporting the grant of two equity awards.

Shareholder Proposals

The 2026 Annual Meeting of Shareholders is anticipated to be held in May 2026. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a shareholder intends to be presented at the 2026 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2026 Annual Meeting, must be received by the Secretary of Atlanticus at our principal executive offices prior to December 16, 2025. However, if the 2026 Annual Meeting is held on a date more than 30 days before or after May 8, 2026 (the anniversary date of the 2025 Annual Meeting), shareholder proposals for the 2026 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in Atlanticus’ Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting. Written notice must be received by the Secretary of Atlanticus no earlier than December 9, 2025 and no later than January 8, 2026. In the event that our 2026 Annual Meeting is called for a date that is not within 60 days before or after May 8, 2026 (the anniversary date of the 2025 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

In addition to satisfying the foregoing requirements and other procedures set forth under Atlanticus’ Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Atlanticus’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2026. However, if the 2026 Annual Meeting is held on a date more than 30 days before or after May 8, 2026 (the anniversary date of the 2025 Annual Meeting), this notice must be provided by the later of March 9, 2026 and the tenth calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by Atlanticus.

We reserve the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of Atlanticus at the address listed above.

ATLANTICUS HOLDINGS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2025

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2025 Annual Meeting of Shareholders of Atlanticus Holdings Corporation (“Atlanticus”) to be held on May 8, 2025 (the “Annual Meeting”) and appoints each of David G. Hanna, Jeffrey A. Howard and Rosalind T. Drakeford as a proxy, each with the power to appoint his or her substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of Atlanticus. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL ONE, “FOR” PROPOSAL TWO AND FOR “EVERY THREE YEARS” ON PROPOSAL THREE.

1.	To elect seven directors for terms expiring at the 2026 Annual Meeting of Shareholders.

NOMINEES:
☐	FOR ALL NOMINEES	○ David G. Hanna
○ Denise M. Harrod
☐	WITHHOLD AUTHORITY	○ Jeffrey A. Howard
	FOR ALL NOMINEES	○ Deal W. Hudson
○ Dennis H. James, Jr.
☐	FOR ALL EXCEPT	○ Joann G. Jones
	(See instructions below)	○ Mack F. Mattingly

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	To approve the “say-on-pay” resolution set forth below:

RESOLVED, that the shareholders of Atlanticus Holdings Corporation hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To hold future “say-on-pay” advisory votes:

EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN ☐
☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL ONE, “FOR” PROPOSAL TWO AND FOR “EVERY THREE YEARS” ON PROPOSAL THREE.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXY CARD TO US PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ___________________________ Date: ________________

Signature of Shareholder ___________________________ Date: ________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 8, 2025:

The Proxy Statement and the 2024 Annual Report to Shareholders are available at www.atlanticus.com/2025AnnualMeeting.